Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Oracle Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, under the Oracle Corporation Amended and Restated 2020 Equity Incentive Plan	Other	350,000,000	$102.77	$35,969,500,000	0.00014760	$5,309,099

Total Offering Amounts					$35,969,500,000		$5,309,099

Total Fee Offsets							—

Net Fee Due							$5,309,099

(1)

This Registration Statement (the “Registration Statement”) registers the issuance of the increase in the number of shares of common stock of Oracle Corporation (the “Registrant”), par value $0.01 per share (the “Common Stock”) that may be granted under the Oracle Corporation Amended and Restated 2020 Equity Incentive Plan as approved by the Registrant’s stockholders on November 15, 2023.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on December 12, 2023.